EXHIBIT 8.1

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation

CIAC/ChinaInterActiveCorp	Cayman Islands

Qianxiang Shiji Technology Development (Beijing) Co., Ltd.	PRC

Wole Inc.	Cayman

56.com Ltd.	British Virgin Islands

Beijing Wole Technology Co., Ltd.	PRC

Nuomi Taiwan Technology Development Co., Ltd.	Taiwan

Nuomi Inc.	Cayman

Renren-Jingwei Inc.	Cayman

Happy Link Corporation Limited	Hong Kong

Lin224 Inc.	Cayman

JiehunChina Inc.	Cayman

Renren Game Japan Inc.	Japan

Renren Lianhe Holdings	Cayman

Xin Ditu Holdings	Cayman

Renren Game Korea	Korea

Variable Interest Entities

Beijing Qianxiang Tiancheng Technology Development Co., Ltd.	PRC

Guangzhou Qianjun Technology Co., Ltd.	PRC

Subsidiaries of Variable Interest Entities

Beijing Qianxiang Wangjing Technology Development Co., Ltd.	PRC

Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd.	PRC

Beijing Nuomi Wang Technology Development Co., Ltd.	PRC

Beijing Wole Shijie Technology Co., Ltd.	PRC

Beijing Qingting Changyou Technology Development Co., Ltd.	PRC